CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of MVP REIT, INC. of our report on LAZ/LA VI LLC and Subsidiaries, dated March 9, 2015, related to our audits of the consolidated balance sheets as of December 31, 2014, 2013 and 2012 and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements, which appear in Form 8-K of MVP REIT, INC. as of March 16, 2015.

By: /s/Whittlesey & Hadley, P.C.
Hartford, Connecticut
May 20, 2015